EXHIBIT 3.2

FIRST ARTICLES OF AMENDMENT

TO THE SIXTH ARTICLES OF AMENDMENT AND RESTATEMENT OF

WELLS TIMBERLAND REIT, INC.

Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Sixth Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by deleting Article I of the Articles in its entirety and substituting in lieu thereof a new paragraph to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is CatchMark Timber Trust, Inc.

SECOND: The amendment to the Articles as set forth above has been duly approved by at least a majority of the Board of Directors as required by law. The amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The undersigned acknowledges these First Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these First Articles of Amendment to be executed in its name and on its behalf by its President and Chairman of the Board and attested to by its Assistant Secretary on this 18th day of September, 2013.

WELLS TIMBERLAND REIT, INC.

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III
President and Chairman of the Board

ATTEST:

By:	/s/ BRIAN M. DAVIS
Brian M. Davis
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary